FOR IMMEDIATE RELEASE:                         CONTACT:
August 27, 1998                                Charles R. Harrison 303-298-5352
                                               Bruce Hall 303-298-5352
                                               Herman J. Zueck 303-744-3221
                                               Jerold B. Evans 303-744-3221
                                               Barbara Powers 303-986-5581

                UNION BANKSHARES LTD. ANNOUNCES A MERGER BETWEEN
                 UNION BANK & TRUST, ITS WHOLLY OWNED SUBSIDIARY
                             AND LAKEWOOD STATE BANK

Charles R. Harrison, Chairman of the Board of Union Bankshares Ltd. (NASDAQ;
UBSC), today announced that its wholly owned subsidiary, Union Bank & Trust has entered into a definitive agreement to acquire Lakewood State Bank in a cash merger transaction. Under the terms of the agreement, the total purchase price is $8.35 million in cash. It is anticipated that the purchase will be financed through available working capital and borrowings under available credit lines or otherwise, and that the future earnings per share of Union Bankshares, Ltd., will not be diluted as a result of the merger.

"This merger with Lakewood State Bank will expand our presence in a very attractive west Denver market," said Charles R. Harrison. Herman J. Zueck, Chairman and Chief Executive Officer of Union Bank & Trust added, "Our similar philosophies on how to treat customers and employees make this merger a natural. We're very pleased to be teaming up with another true community bank." Barbara Powers, Chairman of the Board and Chief Executive Officer of Lakewood State Bank stated, "Lakewood State Bank has operated as an independent, locally owned bank and is fortunate to have found the perfect group with which to merge. The merger will offer Lakewood State Bank's customers the opportunity to bank at several convenient locations as well as continue to receive the same level of professional and personal service as experienced in the past."

Union Bank & Trust is headquartered in Denver. The bank currently operates five branches in the greater Denver Metro area and one to open soon in downtown Golden. Union Bank & Trust was established in 1934, and maintains at each branch, local management teams with strong community identities. With the addition of Lakewood State Bank's approximate $42 million in total assets, Union Bank & Trust, as a whole will have total assets of approximately $300 million.

This merger is subject to regulatory approval, and expected to close in the fourth quarter of 1998.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Statements which are not historical facts contained in this document are forward looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Factors that could cause actual results to differ materially include, among

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others, management's ability to integrate the operations of Lakewood State Bank and Union Bank & Trust; general economic conditions, economic conditions in the Denver metropolitan area, the monetary policy of the Federal Reserve Board, changes in interest rates, inflation, competition in the banking business, changes in the state and federal regulatory regime applicable to the Company's and the Bank's operations, the results of financing efforts and other risk factors detailed in the Company's Forms 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission.

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